AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) made as of the 13th day of January 2011, by and between BDCA Adviser, LLC, a Delaware limited liability company (the “Adviser”) and Main Street Capital Corporation, a Maryland corporation (the “Sub-Adviser”).

WHEREAS, Business Development Corporation of America, a Maryland corporation (the “BDC”), is a newly organized closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser and the Sub-Adviser intend to register under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and after such registration provide the investment management services described herein;

WHEREAS, the Adviser has been retained to act as the investment adviser to the BDC pursuant to an Investment Advisory and Management Services Agreement dated October 28, 2010, a copy of which is included as Exhibit A to this Agreement and is incorporated by reference herein (the “Advisory Agreement”);

WHEREAS, Section 1(c) of the Advisory Agreement permits the Adviser, subject to the supervision and direction of the BDC’s board of directors (the “Board”), to delegate its duties thereunder to other investment advisers, subject to the requirements of the 1940 Act;

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in fulfilling its obligations under the Advisory Agreement, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement;

WHEREAS, Adviser and Sub-Adviser entered into that Investment Sub-Advisory Agreement dated as of October 28, 2010 (the “Original Agreement”);

WHEREAS, Advisor and Sub-Advisor now desire to amend and restate in its entirety the Original Agreement by entering into this Agreement; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	DUTIES OF THE SUB-ADVISER.

(a)           Retention of Sub-Adviser. The Adviser hereby employs the Sub-Adviser to assist the Adviser in managing the investment and reinvestment of the assets of the BDC, subject to oversight by the Board, for the period and upon the terms herein set forth.

(b)           Responsibilities of Sub-Adviser. Without limiting the generality of the foregoing, the Sub-Adviser shall, during the term and subject to the provisions of this Agreement, manage the investment and reinvestment of the assets of the BDC, subject to oversight by the Board and supervision by the Adviser.  Without limiting the generality of this delegation of investment responsibility, the Sub-Adviser shall perform the following functions: (i) make recommendations to the Adviser as to the composition of the portfolio of the BDC, the nature and timing of the changes therein and the manner of implementing such changes; (ii) assist the Adviser in identifying, evaluating and negotiating the structure of the investments made by the BDC; (iii) assist the Adviser in closing and monitoring the BDC’s investments; (iv) assist the Adviser in determining the securities and other assets that the BDC will purchase, retain, or sell; (v) assist the Adviser in performing due diligence on prospective portfolio companies; and (vi) provide the Adviser and the BDC with such other investment advisory, research and related services as the Adviser or BDC may, from time to time, reasonably require for the investment of its funds. Notwithstanding the foregoing, however, all investment decisions will ultimately be the responsibility of the Adviser, subject to oversight by the Board.  Furthermore, the parties acknowledge and agree that the Sub-Adviser shall be required to provide only the services expressly described in Section 1(b), and shall have no responsibility to provide any other services to the Adviser or the BDC, including, but not limited to, administrative (such as valuation-related services), management or other similar services.

(c)           Acceptance of Employment. The Sub-Adviser hereby agrees during the term hereof to render the services described herein for the compensation provided herein, subject to oversight by the BDC’s Board and supervision by the Adviser and the limitations contained herein. The Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (i) the BDC’s investment objectives, policies and restrictions as set forth in the BDC’s Registration Statement on Form N-2 (File No. 333-166636) filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 7, 2010, as the same shall be amended from time to time (as amended, the “Registration Statement”); (ii) such policies, directives, regulatory restrictions and compliance policies as the Adviser may from time to time establish or issue and communicate to the Sub-Adviser in writing; (iii) investment guidelines that may be adopted and from time to time amended and/or restated by the Board; and (iv) applicable law and related regulations and the BDC’s charter and bylaws. The Adviser shall promptly notify the Sub-Adviser in writing of changes to (i), (ii) or (iii) above and any change to the BDC’s charter or bylaws, and shall notify the Sub-Adviser in writing of changes to applicable law and related regulations promptly after it becomes aware of such changes. In no event shall the Sub-Adviser be held responsible for failing to comply with any of (i) through (iv) above unless it had previously received the notification in the foregoing sentence. The Sub-Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Adviser or the BDC in any way or otherwise be deemed an agent of the Adviser or the BDC.

(d)           Records. The Sub-Adviser shall keep and preserve for the period required by the 1940 Act any books and records relevant to the provision of its investment advisory services to the BDC and shall specifically maintain all books and records with respect to the BDC’s portfolio transactions and shall render to the BDC’s Board such periodic and special reports as the Board may reasonably request. The Sub-Adviser agrees that all records that it maintains for the BDC are the property of the BDC and will surrender promptly to the BDC any such records upon the BDC’s request, provided that the Sub-Adviser may retain a copy of such records.

(e)           Compliance Policies. The Sub-Adviser has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Advisers Act by the Sub-Adviser in accordance with Rule 206(4)-7 of the Advisers Act. The Sub-Adviser has provided the BDC, and shall provide the BDC at such times in the future as the BDC shall reasonably request, with a copy of such policies and procedures.

2.	EXPENSES.

The Sub-Adviser assumes no obligation with respect to, and shall not be responsible for, the expenses of the Adviser or the BDC. The Sub-Adviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement, including without limitation, persons employed or otherwise retained by the Sub-Adviser or made available to the Sub-Adviser by its members or affiliates. In this regard, the Adviser, on behalf of itself and the BDC, acknowledges that (i) the Sub-Adviser’s wholly-owned subsidiary, Main Street Capital Partners, LLC (“Partners”), employs all of the investment professionals of the Sub-Adviser who will provide services to the Adviser and the BDC on behalf of the Sub-Adviser hereunder and (ii) the members of the Sub-Adviser’s and Partners’ management teams are the same individuals. The Adviser shall cause the Sub-Adviser to be reimbursed by the BDC or the Adviser, as appropriate, for expenses reasonably incurred by the Sub-Adviser at the request of or on behalf of the BDC or the Adviser, to the same extent as such expenses would be reimbursable to the Adviser pursuant to Sections 2(a) – (c) of the Advisory Agreement had such expenses been incurred by the Adviser; subsequent to the effectiveness thereof. All proceeds from the reimbursement of Organization and Offering Expenses (as such term is defined in the Advisory Agreement) shall be allocated (i) 50% to Adviser and 50% to Sub-Adviser to the extent Sub-Adviser has incurred Organization and Offering Expenses that it has not fully recovered, and otherwise (ii) 100% to Adviser.  For the avoidance of doubt, all reimbursable expenses other than Organization and Offering Expenses incurred by Sub-Adviser shall be reimbursed as incurred and are not subject to the allocation in the previous sentence. The Sub-Adviser shall maintain and supply to the BDC and the Adviser as they may reasonably request, records of all such expenses.

3.	COMPENSATION.

In consideration for the Sub-Adviser’s services hereunder, the Adviser shall pay the Sub-Adviser fifty percent (50%) of the fees (including without limitation the Base Management Fees and Incentive Fees, as such terms are defined in the Advisory Agreement), payable to the Adviser pursuant to Section 3 of the Advisory Agreement (a copy of which is included as Exhibit A to this Agreement and is incorporated by reference herein), payable quarterly in arrears. The Adviser shall arrange for the fees payable to the Sub-Adviser hereunder to be paid to the Sub-Adviser directly by the BDC on the same day the BDC pays (or is obligated to pay) the Adviser its fees (including without limitation the Base Management Fees and Incentive Fees, as such terms are defined in the Advisory Agreement) under the Advisory Agreement. For the avoidance of doubt, Adviser may not waive or in any way delay payment of any fees payable to Adviser under the Advisory Agreement or Sub-Adviser under this Agreement without the express written consent of the Sub-Adviser.

4.	REPRESENTATIONS AND WARRANTIES OF THE SUB-ADVISER.

The Sub-Adviser represents and warrants to the Adviser and the BDC as follows:

(a)           The Sub-Adviser shall be registered as an investment adviser under the Advisers Act as of the date that the Registration Statement is declared effective and shall maintain such registration.

(b)           The Sub-Adviser is a corporation duly organized and validly existing under the laws of the State of Maryland with the power to own and possess its assets and carry on its business as it is now being conducted.

(c)           The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its board of directors and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, other than the filing of a Form ADV with the SEC in connection with the Sub-Adviser’s registration as an investment adviser under the Advisers Act (which Form ADV was filed by the Sub-Adviser with the SEC on October 21, 2010), and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, other than the requirement that the Sub-Adviser be registered as an investment adviser under the Advisers Act in connection with the performance of its obligations under this Agreement, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser.

(d)           The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Sub-Adviser will promptly provide the Adviser and the BDC with a complete copy of all subsequent amendments to its Form ADV.

(e)           The Sub-Adviser will, on or prior to the date that the BDC commences investment operations, adopt a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the BDC with a copy of that code, together with evidence of its adoption. Upon the request of the Adviser or the BDC, a senior executive officer of the Sub-Adviser shall certify, within 20 days of the end of each calendar quarter during which this Agreement remains in effect, to the Adviser or the BDC that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no violations of the Sub-Adviser’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Adviser or the BDC, the Sub-Adviser shall permit representatives of the Adviser or the BDC to examine the reports (or summaries of the reports) required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics.

(f)           The Sub-Adviser shall comply with all requirements applicable to the investment adviser of a business development company like the BDC under the Advisers Act and the 1940 Act.

5.	REPRESENTATIONS AND WARRANTIES OF THE ADVISER.

The Adviser represents and warrants to the Sub-Adviser and the BDC as follows:

(a)           The Adviser shall be registered as an investment adviser under the Advisers Act as of the date the Registration Statement is declared effective and shall maintain such registration.

(b)           The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.

(c)           The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, other than the filing of a Form ADV with the SEC in connection with the Adviser’s registration as an investment adviser under the Advisers Act (which Form ADV will be filed by the Adviser with the SEC no later than thirty days after the execution of this Agreement) and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, other than the requirement that the Adviser be registered as an investment adviser under the Advisers Act in connection with its provision of investment advisory services to the BDC, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser.

(d)           The Form ADV of the Adviser previously provided to the Sub-Adviser is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(e)           The Adviser and the BDC have duly entered into the Advisory Agreement pursuant to which the BDC authorized the Adviser to enter into this Agreement.

(f)           The Adviser shall comply with all requirements applicable to the investment adviser of a business development company like the BDC under the Advisers Act and the 1940 Act.

6.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; DUTY TO UPDATE INFORMATION.

All representations and warranties made by the Sub-Adviser and the Adviser pursuant to Sections 4 and 5, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

7.	LIABILITY AND INDEMNIFICATION.

(a)           The duties of the Sub-Adviser shall be confined to those expressly set forth herein. The Sub-Adviser shall not be liable for any loss arising out of any instrument hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby. (As used in this Section 7, the term “Sub-Adviser” shall include, without limitation, its directors, officers, employees and other agents of the Sub-Adviser as well as that entity itself).

(b)           The Sub-Adviser shall indemnify the Adviser and the BDC, and their respective affiliates and controlling persons, for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the BDC or their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.

(c)           The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons, for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Sub-Adviser’s performance of its obligations under this Agreement or the Adviser’s breach of the terms, representations and warranties herein; provided, however, that the Sub-Adviser shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Adviser’s duties or by reason of the reckless disregard of the Sub-Adviser’s duties and obligations under this Agreement, or violation of applicable law, including, without limitation, federal and state securities laws.

8.	DURATION AND TERMINATION OF AGREEMENT.

(a)           This Agreement shall become effective as of the date that the BDC meets the minimum offering requirement, as such term is defined in the prospectus contained in the Registration Statement; provided, however, that the obligations of the Adviser and the Sub-Adviser contained in Section 2 hereof with respect to expenses, including the reimbursement thereof, shall be deemed to have become effective and binding on the Adviser and the Sub-Adviser as of the date of the execution of the Original Agreement by them. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the BDC and (ii) the vote of a majority of the BDC’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act.

(b)          This Agreement may be terminated at any time, without the payment of any penalty, (i) by the Adviser upon 60 days’ written notice to the Sub-Adviser, but only if authorized either (A) by the vote of a majority of the outstanding voting securities of the BDC, as defined in Section 2(a)(42) of the 1940 Act (a “Majority Vote”), or (B) by the vote of a majority of the BDC’s independent directors, (ii) by the Sub-Adviser upon 60 days’ written notice to the BDC and the Adviser, or (iii) by the vote of a majority of the independent directors of the BDC or by a Majority Vote by the BDC’s stockholders. This Agreement shall automatically terminate (i) in the event of its “assignment” (within the meaning of Rule 2a-6 under the 1940 Act) or (ii) the termination of the Advisory Agreement.  This Agreement may not be assigned without the prior consent of the BDC, except that the Sub-Adviser may assign it to an affiliate so long as it does not constitute an “assignment” within the meaning of Rule 2a-6 under the 1940 Act. For avoidance of doubt, the Adviser, on behalf of itself and the BDC, and the Sub-Adviser agree that the transfer of this Agreement to Partners will not constitute an “assignment” within the meaning of Rule 2a-6 under the 1940 Act. The provisions of Section 7 of this Agreement shall remain in full force and effect, and the Sub-Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c)           Notwithstanding any termination of this Agreement, the Sub-Adviser shall be entitled to receive all amounts payable to it and not yet paid pursuant to Section 3 hereof.

(d)          Pursuant to Section 9(b) of the Advisory Agreement, if this Agreement shall (i) expire by its terms without renewal pursuant to the last sentence of Section 8(a) of this Agreement or (ii) be terminated by the Adviser or the BDC pursuant to Section 8(b) of this Agreement, the Advisory Agreement shall terminate simultaneously with the termination of this Agreement, and the BDC shall not, for a period of three (3) years following such termination, engage the Sub-Adviser or its affiliates or any of their successors or any officers, directors or employees of the Sub-Adviser or its affiliates or their successors as an adviser or sub-adviser to the BDC without the prior written consent of the Adviser.  Notwithstanding the foregoing, or anything in this Agreement or the Advisory Agreement to the contrary, if the Advisory Agreement is terminated by the Adviser or the BDC for cause (as defined below), then the BDC may enter into a new advisory agreement with the Sub-Adviser or an affiliate thereof without prior consent of the Adviser. For purposes of this Agreement, for cause shall mean the occurrence of one or more of the following events:

(i)            the Adviser shall have materially breached the Advisory Agreement, as determined by the independent directors of the BDC, provided, however , that the breaching party shall have 30 calendar days after the receipt of notice of such breach from the other party to cure such breach;

(ii)           the Adviser is subject to an allegation that it has committed any fraud, criminal conduct, gross negligence or willful misconduct in any action or failure to act undertaken by the Adviser pertaining to or having a material detrimental effect upon the ability of the Adviser to perform its respective duties under the Advisory Agreement and the independent directors of the Board shall have determined, after providing the Adviser with an opportunity for a hearing and to cure any damage, that such allegation shall have had a material adverse effect on the BDC that can only be remedied by termination of the Advisory Agreement, or, in any event, if and when a court or regulatory authority of competent jurisdiction shall have returned a final non-appealable order or ruling that the Adviser is guilty of or liable with respect to such conduct;

(iii)          the Adviser (1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (2) consents to the entry of an order for relief in an involuntary case under any such law, (3) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for any substantial part of its property, or (4) makes any general assignment for the benefit of creditors under applicable state law;

(iv)          if: (1) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect has been commenced against the Adviser, and such case has not been dismissed within 60 days after the commencement thereof; or (2) a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) has been appointed for the Adviser or has taken possession of the Adviser’s or any substantial part of its property, and such appointment has not been rescinded or such possession has not been relinquished within 60 days after the occurrence thereof; or

(v)           if at any time within five years after the Effective Date both Nicholas Schorsch and William N. Kahane cease to be actively involved in the management of the Adviser unless the parties agree that acceptable replacements are in place or can timely be put in place.

9.	LIMITATIONS ON THE EMPLOYMENT OF THE SUB-ADVISER.

The services of the Sub-Adviser to the BDC are not exclusive, and the Sub-Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the BDC, so long as its services to the BDC hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Sub-Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the BDC’s portfolio companies, subject to applicable law). The Sub-Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the BDC are or may become interested in the Sub-Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Sub-Adviser and directors, officers, employees, partners, stockholders, members and managers of the Sub-Adviser and its affiliates are or may become similarly interested in the BDC as stockholders or otherwise.

10.	EXCLUSIVITY.

During the time period that the BDC is engaged in a primary offering of its securities in connection with the Registration Statement or a follow on offering of its securities in connection with a new registration statement, neither the Sub-Adviser nor its affiliates will undertake to market or distribute the securities of, or advise, a non-traded business development corporation investing in the debt or equity of middle market companies with annual revenues between $10 million and $1 billion.

11.	ADVISORY AGREEMENT AND DEALINGS WITH THE BDC.

Adviser agrees to inform and make Sub-Adviser a party to all negotiations between Adviser and the BDC regarding any proposed amendment of the Advisory Agreement. No amendment to the Advisory Agreement will be agreed upon or permitted if such amendment would impact the rights or obligations of the Sub-Adviser without the Sub-Adviser’s consent and signature.

12.	BOARD OBSERVATION RIGHTS

Sub-Adviser shall have the right to designate one (1) representative (the “Observer”) to attend all meetings of the Board (and all committees thereof) of the BDC as a non-voting observer.  The BDC shall (i) give the Observer notice, at the same time as furnished to the directors, of all meetings of the Board (or any committee thereof) of the BDC, (ii) provide to the Observer all notices, documents and information furnished to the directors whether at or in anticipation of a meeting, an action by written consents or otherwise, at the same time as furnished to the directors, (iii) notify the Observer by telephone of, and permit the Observer to attend by telephone, emergency meetings of the Board (and all committees thereof) of the BDC, and (iv) provide the Observer copies of the minutes of all such meetings at the time such minutes are furnished to the directors.  The Observer will be reimbursed for its reasonable out of pocket expenses incurred in connection with its rights under this Section 12.

13.	NOTICES.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

14.	AMENDMENTS.

This Agreement may be amended by mutual consent of the parties, subject to the requirements of applicable law.

15.	ENTIRE AGREEMENT; GOVERNING LAW.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Delaware. For so long as the BDC is regulated as a BDC under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

16.	SEVERABILITY.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

BDCA ADVISER, LLC

By:      /s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Chairman and Chief Executive Officer

MAIN STREET CAPITAL CORPORATION

By:      /s/ Todd A. Reppert
Name:  Todd A. Reppert
Title: President and Chief Financial Officer

EXHIBIT A

Advisory Agreement